UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2017

First Bancorp

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

300 SW Broad Street,
Southern Pines, NC 28387	28387
(Address of Principal Executive Offices)	(Zip Code)

(910) 246-2500

(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, First Bancorp acquired Carolina Bank Holdings, Inc. on March 3, 2017. The merger agreement provided that each share of Carolina Bank Holdings, Inc. (“Carolina Bank”) common stock would convert into the right, subject to certain limitations, to receive either $20.00 in cash or 1.002 shares of First Bancorp common stock, provided that in the aggregate, 25% of the consideration was to be paid in cash and the balance of 75% in newly issued shares of First Bancorp common stock.

The election period ended on April 5, 2017. A total of 5,055,850 Carolina Bank shares were outstanding on the acquisition date of March 3, 2017, and the election mix results were as follows:

Stock elections:	4,540,090 (89.80%)
Cash elections:	42,383 (0.84%)
No election made:	473,377 (9.36%)

The percentage of stock shares elected exceeds the maximum percentage according to the terms of the merger, therefore, the merger agreement provides for the stock election shares to be pro-rated in order to reach the required mix of consideration. As a result, Carolina Bank shareholders electing stock will receive First Bancorp shares for approximately 83.52% of their Carolina Bank shares with the remaining shares being paid in cash. The pro-rata percentage of 83.52% is applied prior to the exchange ratio of 1.002. As an example, a shareholder owning 100 shares of Carolina Bank stock who elected to receive shares of First Bancorp stock will receive approximately 84 shares of First Bancorp stock and $320.00 in cash. The stock portion is computed as follows: 100 times 0.8352 times 1.002 = 84 shares (rounded) of First Bancorp stock. The cash portion is computed as follows: 16 shares times $20.00 = $320.00 in cash.

The Carolina Bank shareholders requesting cash and those shareholders who did not make a valid election will receive $20.00 in cash for each Carolina Bank share.

The First Bancorp stock and/or cash is expected to be mailed to shareholders within five to ten business days of the date of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST BANCORP

By:	/s/ Richard H. Moore
Richard H. Moore
Chief Executive Officer

Date: April 13, 2017